Contacts
Media
Lori Murray
650.638.6130
murrayla@appliedbiosystems.com
------------------------------

Investors                                   European Media and Investors
Linda Greub                                 David Speechly, Ph.D.
650.554.2349                                (+) 44.207.868.1642
greublm@appliedbiosystems.com               speechdp@eur.appliedbiosystems.com
-----------------------------               ----------------------------------

FOR IMMEDIATE RELEASE

                    APPLIED BIOSYSTEMS REPORTS FOURTH QUARTER
                             AND FISCAL 2003 RESULTS

FOSTER CITY, CA - July 23, 2003 - Applied Biosystems Group (NYSE:ABI), an
Applera Corporation business, today reported that earnings per diluted share in the fourth quarter of fiscal 2003 were $0.46. Included in this amount were the following per share items: a benefit of $0.13 primarily for the reduction of valuation allowances on deferred tax assets resulting from the expected utilization of foreign tax credits and a reduction of the income tax liability due to the settlement of overseas tax audits; a gain of $0.08 from the successful completion of a previously disclosed patent infringement lawsuit; and
a benefit of $0.02 for a reduction in expected severance costs that were recorded during the second quarter of fiscal 2003. Earnings per diluted share in the fourth quarter of fiscal 2002 were $0.18. Included in this amount was a charge of $0.02 per share for the write-down of investments. All per share amounts refer to per share of Applera Corporation-Applied Biosystems Group
Common Stock.

Net income in the fourth quarter of fiscal 2003 was $96.1 million. Included in this amount were the following after-tax items: a benefit of $27.8 million for the tax-related items discussed above, a gain of $16.4 million resulting from the lawsuit discussed above, and a benefit of $3.7 million for the reduction in previously recorded severance costs. Net income in the prior year quarter was
$38.2 million. Included in this amount was an after-tax charge of $5.3 million for the write-down of investments. Operating income in the fourth quarter of fiscal 2003 was $68.1 million, including a benefit of $4.3 million for the reduction in previously recorded severance costs, compared to $58.7 million in the prior year quarter.

Net revenues for the Group for the fourth quarter of fiscal 2003 were $432.9 million, 4 percent above the $417.3 million reported for the prior year quarter.
The effect of foreign currency increased net revenues in the fourth quarter of fiscal 2003 by approximately $12 million, or 3 percent, compared to the prior year quarter.

Revenues from instrument sales in the fourth quarter of fiscal 2003 were $215.3 million, 8 percent above the $199.7 million reported for the prior year quarter.
The Applied Biosystems 3730 DNA Analyzer product line was the most significant contributor to this growth.

Revenues from sales of consumables in the fourth quarter of fiscal 2003 were
$149.2 million, 2 percent below the $152.9 million reported for the prior year quarter. This decrease was primarily due to declines in consumables sales in the core DNA Synthesis and PCR product category and the DNA Sequencing product category, which more than offset the growth in SDS and Other Applied Genomics consumables revenues. Revenues from other sources, including service contracts, royalties, licenses and contract research, increased 6 percent to $68.4 million from $64.7 million in the prior year quarter. This increase resulted primarily from higher service revenues.

Gross margin in the fourth quarter of fiscal 2003 was 51.0 percent compared to
52.1 percent in the prior year quarter. This margin decline resulted primarily from, first, additional costs associated with changes in the oligo manufacturing processes made during the fourth quarter of fiscal 2003, which rendered certain equipment obsolete; and, second, changes in product mix, including an increase in lower margin service revenues.

Research, development and engineering expenditures in the fourth quarter of fiscal 2003 of $58.2 million were approximately equal to the prior year quarter.
R&D expenditures decreased as a percentage of revenue to 13.4 percent from 13.9 percent in the prior year quarter, primarily reflecting the decline in funding for the Applera Genomics Initiative and the associated reduction in personnel announced last December, offset by increased support for Knowledge Business initiatives and new products in development. The operating margin in the fourth quarter of fiscal 2003 was 15.7 percent, which included a benefit of 1.0 percent from the reduction in previously recorded severance costs, compared to 14.1 percent in the prior year quarter.

"During the fourth quarter, government and pharmaceutical funding of life science research improved to some degree. Notably, in the United States, funds from the National Institutes of Health fiscal 2003 budget began to be released.
However, the level of funding for life science research by governments in Europe and Japan and investments in life science R&D by pharmaceutical companies worldwide remains constrained, and we have not experienced a recovery in orders from biotechnology customers to date," said Tony L. White, Chief Executive
Officer, Applera Corporation. "In light of the challenging business environment,
I am pleased that Applied Biosystems achieved solid earnings growth and strong cash flow from operations during the fourth quarter."

Commenting on fiscal fourth quarter performance, Michael W. Hunkapiller, Ph.D.,
President, Applied Biosystems said, "Fourth quarter results showed the effect of introducing new technology, as well as the influence of the timing of large capital equipment orders. Revenue from DNA sequencing instruments increased as a result of strong demand for our newest DNA sequencers, the Applied Biosystems
3730 and the 3730xl DNA Analyzers, while sequencing consumable sales continued
to decline on a year-over-year basis. Growth in mass spectrometry sales moderated from prior levels as customers delayed orders in advance of the Annual
American Society of Mass Spectrometry conference in early June. At the conference, Applied Biosystems introduced both the 4000 Q TRAP(R) LC/MS/MS
System and the 4700 Proteomics Discovery System."

"During the quarter, demand for Applied Biosystems' TaqMan(R) chemistry-based consumables products remained strong, and we released the Applied Biosystems
7900HT Micro Fluidic Card for gene expression analysis. As a result, the SDS and
Other Applied Genomics product category generated 9 percent year-over-year growth despite the absence of sales of Celera Diagnostics products that since
October 1, 2002, have been distributed by Abbott Laboratories rather than
Applied Biosystems," said Dr. Hunkapiller.

For the fiscal year ended June 30, 2003, the Group reported net revenues of
$1.68 billion, 5 percent above the $1.60 billion reported for the same period in the prior year. The effect of foreign currency increased net revenues in fiscal
2003 by approximately $32 million, or 2 percent, compared to the prior year period.

Revenues from instrument sales for fiscal 2003 were $829.2 million, 9 percent above the $762.9 million reported for the prior year. Sales of the Applied
Biosystems 3730 DNA Analyzer product line and most mass spectrometry product lines contributed significantly to this growth. Revenues from sales of consumables were $575.4 million, 4 percent below the $601.4 million reported for the prior year. This decrease was primarily due to declines in consumables sales in the Core DNA Synthesis and PCR product category and the DNA Sequencing product category, which more than offset the growth of SDS and Other Applied
Genomics consumables revenues. Revenues from other sources, including service contracts, royalties, licenses and contract research, increased 16 percent, to
$278.3 million from $239.7 million in the prior year. This increase resulted primarily from higher service revenues and license fees, including higher than normal license fees of $12.1 million relating to certain genetic analysis and mass spectrometry technology.

Fiscal 2003 earnings per diluted share from continuing operations were $0.95.
Included in this amount were the following per share items: a benefit of $0.13 for the tax-related items discussed above, a gain of $0.08 from the lawsuit discussed above, and, partially offsetting these amounts, a charge of $0.09 for severance costs, office closures and asset write-downs. Fiscal 2002 earnings per diluted share from continuing operations were $0.78. Included in this amount were per share charges of $0.03 for the write-down of investments and $0.01 for acquired in-process R&D associated with the acquisition of Boston Probes, Inc.

Earnings per diluted share for fiscal 2003 were $0.87, which included a net loss of $0.08 from discontinued operations related to a previously reported unfavorable patent lawsuit verdict. Earnings per diluted share for fiscal 2002 were $0.78.

Operating income for fiscal 2003 was $197.9 million. Included in this amount was a charge of $29.5 million for severance costs, office closures and asset write-downs. Operating income for fiscal 2002 was $234.5 million. Included in this amount was a charge of $2.2 million for acquired in-process R&D. Fiscal
2003 income from continuing operations was $199.6 million. Included in this amount were the following after-tax items: a benefit of $27.8 million for the tax-related items discussed above, a gain of $16.4 million from the lawsuit discussed above, and, partially offsetting these amounts, a charge of $19.2 million for severance costs, office closures and asset write-downs. Fiscal 2002 income from continuing operations was $168.5 million. Included in this amount were after-tax charges of $5.3 million for the write-down of investments and
$2.2 million for acquired in-process R&D. Fiscal 2003 net income was $183.2 million compared to $168.5 million in the prior year period. Fiscal 2003 net income included a $16.4 million loss from discontinued operations. The net effect of foreign currency on fiscal 2003 net income was a benefit of approximately $5 million, or $0.02 per diluted share, compared to the prior year period.

Applied Biosystems Outlook

The Group expects that the introduction and adoption of new products, the level of commercial investments in life science R&D, and the level of government funding for life science research will influence revenue growth in fiscal 2004.
In formulating its fiscal 2004 forecast, the Group has made the following assumptions, among others:

    o   Pharmaceutical companies will be somewhat less restrictive in their R&D spending in fiscal 2004 than in fiscal 2003, with the rate of growth in
        R&D investments approximately tracking the rate of pharmaceutical revenue growth;
    o   Biotechnology companies will not increase the absolute dollars committed to investments in life science tools during the next twelve months;
    o   Growth in government funding in the U.S. and European markets will be moderate relative to fiscal 2003;
    o   In Japan, a portion of the funds committed to the life sciences will be used for infrastructure, university debt repayment, and other non-research activities which will not benefit Applied Biosystems'
        business; and
    o   Government funding for the life sciences in both the U.S. and Japan during the third quarter of fiscal 2004 will not be subject to the delays that occurred during fiscal 2003.

Reflecting these factors, the Group forecasts single digit annual revenue growth for fiscal 2004, weighted toward the second half of the fiscal year due, in part, to the timing of new product introductions, the timing of 3730xl instrument sales to the large genome centers in fiscal 2003 and anticipated
3730xl instrument sales in fiscal 2004, and the timing of the release of U.S.
and Japanese life science budgets.

During fiscal 2004, the Group expects each of the three product types -
instruments, consumables, and other sources - to generate annual revenue growth.
Regarding fiscal 2004 revenue growth for the five product categories, the Group expects the SDS & Other Applied Genomics product category will generate annual revenue growth. The Group expects this growth to result primarily from expansion of the end-user markets these products support, especially gene-expression analysis and genotyping for basic biological research, drug discovery, and early drug development. New technologies are expected to be primary catalysts for increased experimentation in these markets, and Applied Biosystems' new product offerings in this category include the 7900HT Micro Fluidic Card for gene expression analysis, SNPlex(TM) system assay kits for ultra, high-throughput genotyping, the Applied Biosystems Expression Array System, and resequencing primers.

The Group anticipates that its Mass Spectrometry product category will also generate annual revenue growth during fiscal 2004. The Group expects that this growth will be influenced by new product offerings, including the 4000 Q TRAP
LC/MS/MS System and the 4700 Proteomics Discovery System. In addition, the Group expects the mass spectrometry market to grow as both academic researchers and pharmaceutical companies continue to employ mass spectrometers in an expanding number of discovery and functional proteomics and small molecule drug development projects and applications. During fiscal 2004, the Group does not expect any significant change in the absolute level of revenue generated by either the Core DNA Synthesis and PCR product category or the Other Products category.

For the DNA Sequencing product category, the Group expects annual revenue to decline modestly during fiscal 2004, primarily as a result of more modest sales of the 3730xl system to large genome centers and, to a lesser degree, the continued decline of sequencing consumables sales. Regarding the sequencing market, the Group expects that the volume of sequencing, as measured by number of base pairs sequenced, will continue to increase, reflecting both the use of de novo sequencing for comparative genomics and the increasingly important role of resequencing for discovering genetic variations that may affect human health.

Because fiscal 2003 included higher than normal technology license fees that positively impacted gross margins, the Group estimates that the fiscal 2004 gross margin will be slightly below that of fiscal 2003. The Group expects selling, general and administrative expense to rise somewhat more slowly than revenue during fiscal 2004. The Group expects the total dollars spent on R&D to increase slightly in fiscal 2004, with spending weighted toward the first half of the year primarily due to new product introductions and costs associated with the development of and enhancements to the new Applied Biosystems Portal. These
Portal-related costs are expected to impact SG&A spending during the first half of fiscal 2004 as well.

The Group expects the effective tax rate for fiscal 2004 to be approximately 28 percent. Future tax legislation may repeal or replace the existing U.S. export tax regime, as well as significantly change other international tax provisions of the Internal Revenue Code. Such changes may result in a change in the effective tax rate for the Group.

While the Group anticipates that the fiscal 2004 earnings per diluted share growth rate, before unusual items in fiscal 2003, will slightly exceed the estimated revenue growth rate, the Group anticipates that first and second quarter earnings per share will be at, or slightly above or below, prior year quarter results. This anticipated earnings pattern is primarily due to a number of factors including: higher than normal technology license fees during the first and second quarters of fiscal 2003; R&D expenses that are forecast to be weighted toward the first half of fiscal 2004; and the timing of new product introductions in fiscal 2004.

Applera may repurchase shares of Applied Biosystems stock from time to time through open-market or negotiated purchases.

Capital spending in fiscal 2004 is anticipated to be approximately $90 million.

The comments in the Outlook sections of this press release, including the Celera
Diagnostics Joint Venture Outlook below, reflect management's current outlook.
The Company does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera
Genomics, reported fiscal fourth quarter 2003 revenues of $5.6 million, compared to $2.8 million in the same period last year. For fiscal 2003, reported revenues more than doubled to $20.8 million, compared to $9.2 million in fiscal 2002.
Reported revenues include equalization payments from Abbott Laboratories resulting from the profit-sharing alliance between Abbott and Celera
Diagnostics, and fluctuate from period to period due, in part, to differences in relative expenses between the alliance partners.

End-user sales of products manufactured by Celera Diagnostics were $8.7 million and $23.4 million in the fiscal 2003 fiscal fourth quarter and 2003 periods, respectively, compared to $3.6 million and $11.6 million in the year-earlier periods. These increases were primarily due to continued growth in sales for cystic fibrosis Analyte Specific Reagents (ASRs), and to a lesser extent, the
ViroSeq(TM) HIV-1 Genotyping System.

Net cash use was $16.1 million in the fourth quarter of fiscal 2003 compared to
$15.2 million in the prior year period. Net cash use for fiscal 2003 was $59.4 million, compared to $45.9 million for fiscal 2002. The pre-tax loss for the recent quarter was $15.4 million, compared to $14.5 million in the same period last year. Pre-tax losses for fiscal 2003 increased to $51.2 million from $44.7 million in the year-ago period. Higher R&D expenses associated with discovery programs and product development were partially offset by increased gross margin.

During the past fiscal year, Celera Diagnostics completed the build-out of its high throughput genomics laboratory, established access to over 30,000 well-characterized and consented samples, and determined over 40 million genotypes. Nine disease association studies are currently underway, including studies of rheumatoid arthritis, breast cancer metastasis, Alzheimer's disease, interferon responsiveness, a metabolic disease, and four cardiovascular indications.

"We are very pleased to report that in four of Celera Diagnostics' disease association studies, we have identified and replicated novel associations between disease and single nucleotide polymorphisms in multiple genes," said
Kathy Ordonez, President, Celera Diagnostics. "We plan to communicate selected findings from these studies in the coming months, after we assess the diagnostic and therapeutic value of our discoveries, complete patent filings, consult with our collaborators and finalize product plans."

Recently, Celera Diagnostics began to manufacture for Abbott new ASRs that measure viral load and that genotype the hepatitis C virus (HCV). Established annual global market demand for comparable tests is believed to exceed $300 million. Future sales of HCV products manufactured by Celera Diagnostics will depend, in part, on Abbott's ability to sell these ASRs in a competitive market environment.

In June, Celera Diagnostics received additional clearance from the U.S. Food and
Drug Administration to market its ViroSeq(TM) HIV-1 Genotyping System as an in vitro diagnostic product. This latest 510(k) clearance covers the use of the
ViroSeq system with the ABI PRISM(R) 3700 DNA Analyzer, a fully automated instrument commonly used in the largest, high-throughput clinical testing laboratories.

Celera Diagnostics Joint Venture Outlook

For fiscal 2004, end-user sales of products manufactured by Celera Diagnostics and marketed through the alliance with Abbott Laboratories are expected to approximately double to a range of $45 to $50 million. Celera Diagnostics anticipates fiscal 2004 pre-tax losses decreasing to a range of $38 to $44 million, and fiscal 2004 net cash use decreasing to a range of $46 to $52 million, including capital spending of approximately $5 million. Celera
Diagnostics is assessing options for expanding manufacturing capacity that may additionally impact its total cash requirements for fiscal 2004. This outlook assumes continued demand growth for key products, including the HCV ASRs mentioned above.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at
11:00 a.m. (EDT) with investors and media to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated
below, although the exact timing may be different as the call will proceed without pause between segments:

    o   Applied Biosystems Group 11:00 a.m. (EDT)
    o   Celera Diagnostics 11:45 a.m.
    o   Celera Genomics Group 12:00 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 1+706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit either www.applera.com and go to the "Investor Relations" section of the web site, or www.celera.com and go to the "Investor" section, or
www.appliedbiosystems.com and go to the Investor Relations web page within the
"About Us" section. A digital recording will be available approximately two hours after the completion of the conference call on July 23 through August 3,
2003. Interested parties should call 706.645.9291 and enter conference ID
1702597.

About Applera Corporation and Applied Biosystems

Applera Corporation comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster
City, CA, and reported sales of $1.7 billion during fiscal 2003. The Celera
Genomics Group (NYSE:CRA), located in Rockville, MD, and South San Francisco,
CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery System(TM)
online platform, marketed exclusively through the Applied Biosystems Knowledge
Business, is an integrated source of information based on the human genome and other biological and medical sources. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at
www.applera.com, or by telephoning 800.762.6923. Information about Applied
Biosystems is available at www.appliedbiosystems.com.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "should," and "planned," among others.
These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a
"safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for
Applied Biosystems' products, and its business is dependent on development of new products; (2) uncertainty of successful integration of the Celera Discovery
System(TM) into the Applied Biosystems Knowledge Business and market acceptance and adoption of Knowledge Business product offerings; (3) Applied Biosystems'
sales are dependent on customers' capital spending policies and government-sponsored research; (4) Applied Biosystems' significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (5) risks associated with Applied Biosystems' growth strategy, including difficulties in integrating acquired operations or technologies; (6)
the risk of earthquakes, which could interrupt Applied Biosystems' or Celera
Diagnostics' operations; (7) potential disruptions to Applied Biosystems'

business due to the outbreak of severe acute respiratory syndrome (SARS); (8)
uncertainty of the availability to Applied Biosystems or Celera Diagnostics of intellectual property protection, limitations on the ability of Celera
Diagnostics to protect trade secrets, and the risk to Applied Biosystems and
Celera Diagnostics of infringement claims; (9) the Applied Biosystems Knowledge
Business' dependence on the operation of computer hardware, software, and
Internet applications and related technology; (10) Celera Diagnostics' reliance on existing and future collaborations, including its strategic alliance with
Abbott Laboratories, which may not be successful; (11) Celera Diagnostics'
unproven ability to discover, develop, or commercialize proprietary diagnostic products; (12) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (13) the uncertainty that Celera Diagnostics' products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (14) Celera Diagnostics' reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (15) legal, ethical, and social issues which could affect demand for Celera Diagnostics' products; (16)
Celera Diagnostics' limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (17) Celera
Diagnostics' reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (18) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (19) intense competition in the industry in which Celera Diagnostics operates; and (20) other factors that might be described from time to time in
Applera Corporation's filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2003. Applera Corporation. All Rights Reserved.
AB (Design), Applera, Celera, Celera Diagnostics, Celera Discovery System,
Celera Genomics, and SNPlex are trademarks and Applied Biosystems, API PRISM and
ViroSeq are registered trademarks of Applera Corporation or its subsidiaries in the United States and/or certain other countries. Q TRAP is a registered trademark of Applied Biosystems/MDS SCIEX, which is a joint venture between
Applera Corporation and MDS Inc. TaqMan is a registered trademark of Roche
Molecular Systems, Inc.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)

                                                            (Unaudited)
                                                          Three months ended                   Twelve months ended
                                                               June 30,                               June 30,
                                                     2003                 2002                 2003                 2002
                                                ---------------      ---------------      ---------------      ---------------

Net revenues                                    $         432.9      $         417.3      $       1,682.9      $       1,604.0
Cost of sales                                             212.1                199.8                833.5                768.5
                                                ---------------      ---------------      ---------------      ---------------
Gross margin                                              220.8                217.5                849.4                835.5
Selling, general and administrative                        98.8                100.8                393.1                379.2
Research, development and engineering                      58.2                 58.0                238.4                219.6
Other special charges                                      (4.3)                                     20.0
Acquired research and development                                                                                          2.2
                                                ---------------      ---------------      ---------------      ---------------
Operating income                                           68.1                 58.7                197.9                234.5
Loss on investments, net                                   (0.2)                (8.2)                (2.3)                (8.6)
Interest income, net                                        3.4                  3.2                 12.7                 12.2
Other income (expense), net                                25.5                 (0.6)                30.4                 (0.6)
                                                ---------------      ---------------      ---------------      ---------------
Income before income taxes                                 96.8                 53.1                238.7                237.5
Provision for income taxes                                  0.7                 14.9                 39.1                 69.0
                                                ---------------      ---------------      ---------------      ---------------
Income from continuing operations                          96.1                 38.2                199.6                168.5
Loss from discontinued operations,
  net of income taxes                                                                               (16.4)
                                                ---------------      ---------------      ---------------      ---------------
Net income                                      $          96.1      $          38.2      $         183.2      $         168.5
                                                ===============      ===============      ===============      ===============

Income from continuing operations per share
     Basic                                      $          0.46      $          0.18      $          0.96      $          0.80
     Diluted                                    $          0.46      $          0.18      $          0.95      $          0.78
Loss from discontinued operations per share
     Basic and diluted                          $          --        $          --        $         (0.08)     $          --
Net income per share
     Basic                                      $          0.46      $          0.18      $          0.88      $          0.80
     Diluted                                    $          0.46      $          0.18      $          0.87      $          0.78

Average common shares outstanding
     Basic                                          208,872,000          211,101,000          208,963,000          211,626,000
     Diluted                                        210,510,000          213,283,000          210,354,000          215,442,000

 APPLERA CORPORATION
 APPLIED BIOSYSTEMS GROUP
 Revenues By Product Categories
 (Dollar amounts in millions)
 (Unaudited)

                                            Three months ended
                                                  June 30,
                                              2003        2002         Change
                                             ------      ------        ------

DNA Sequencing                               $164.1      $147.2          11%
    % of total revenues                          38%         35%
SDS & Other Applied Genomics                   96.5        88.6           9%
    % of total revenues                          22%         21%
Mass Spectrometry                              83.4        79.1           5%
    % of total revenues                          19%         19%
Core DNA Synthesis & PCR                       51.3        57.0         -10%
    % of total revenues                          12%         14%
Other Product Lines                            37.6        45.4         -17%
    % of total revenues                           9%         11%
                                             ------      ------
Total                                        $432.9      $417.3           4%
                                             ======      ======

                                              Twelve months ended
                                                     June 30,
                                               2003          2002       Change
                                             --------      --------    --------

DNA Sequencing                               $  631.7      $  602.9       5%
    % of total revenues                            37%           37%
SDS & Other Applied Genomics                    351.9         322.6       9%
    % of total revenues                            21%           20%
Mass Spectrometry                               349.8         285.2      23%
    % of total revenues                            21%           18%
Core DNA Synthesis & PCR                        202.9         236.9     -14%
    % of total revenues                            12%           15%
Other Product Lines                             146.6         156.4      -6%
    % of total revenues                             9%           10%
                                             --------      --------
Total                                        $1,682.9      $1,604.0       5%
                                             ========      ========

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)

                                                 Applied      Celera
                                               Biosystems    Genomics     Celera
                                                 Group        Group     Diagnostics  Eliminations  Consolidated
                                                -------      -------    -----------  ------------  ------------

Net revenues                                    $ 432.9      $  21.5      $   5.6     $  (4.1)      $ 455.9
Cost of sales                                     212.1          4.0          4.4        (2.2)        218.3
                                                -------      -------      -------     -------       -------
Gross margin                                      220.8         17.5          1.2        (1.9)        237.6
Selling, general and administrative                98.8          8.3          3.1                     110.2
Research, development and engineering              58.2         28.5         13.5        (2.2)         98.0
Amortization of intangible assets                                0.7                                    0.7
Other special charges                              (4.3)                                               (4.3)
                                                -------      -------      -------     -------       -------
Operating income (loss)                            68.1        (20.0)       (15.4)        0.3          33.0
Loss on investments, net                           (0.2)                                               (0.2)
Interest income, net                                3.4          3.2                                    6.6
Other income (expense), net                        25.5          0.4                                   25.9
Loss from joint venture                                        (15.4)                    15.4
                                                -------      -------      -------     -------       -------
Income (loss) before income taxes                  96.8        (31.8)       (15.4)       15.7          65.3
Provision (benefit) for income taxes                0.7        (12.4)             (a)    (2.4)        (14.1)
                                                -------      -------      -------     -------       -------
Net income (loss)                               $  96.1      $ (19.4)     $ (15.4)    $  18.1       $  79.4
                                                =======      =======      =======     =======       =======
Net income (loss) per share
     Basic and diluted                          $  0.46      $ (0.27)

(a)  -   The tax benefit associated with the operating loss generated by
         Celera Diagnostics is recorded by the Celera Genomics group since the
         Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2002
(Dollar amounts in millions except per share amounts)
(Unaudited)

                                           Applied     Celera
                                         Biosystems    Genomics      Celera
                                           Group        Group      Diagnostics   Eliminations   Consolidated
                                          -------      -------      -------      ------------   ------------

Net revenues                              $ 417.3      $  28.1      $   2.8        $  (6.5)       $ 441.7
Cost of sales                               199.8          6.6          1.7           (4.9)         203.2
                                          -------      -------      -------        -------        -------
Gross margin                                217.5         21.5          1.1           (1.6)         238.5
Selling, general and administrative         100.8         10.2          2.2            0.2          113.4
Research, development and engineering        58.0         36.7         13.4           (2.8)         105.3
Amortization of intangible assets                          2.7                                        2.7
Other special charges                                      2.8                                        2.8
                                          -------      -------      -------        -------        -------
Operating income (loss)                      58.7        (30.9)       (14.5)           1.0           14.3
Loss on investments, net                     (8.2)        (6.0)                        0.1          (14.1)
Interest income, net                          3.2          5.3                                        8.5
Other income (expense), net                  (0.6)         0.7                                        0.1
Loss from joint venture                                  (14.5)                       14.5
                                          -------      -------      -------        -------        -------
Income (loss) before income taxes            53.1        (45.4)       (14.5)          15.6            8.8
Provision (benefit) for income taxes         14.9        (16.6)             (a)        3.8            2.1
                                          -------      -------      -------        -------        -------
Net income (loss)                         $  38.2      $ (28.8)     $ (14.5)       $  11.8        $   6.7
                                          =======      =======      =======        =======        =======

Net income (loss) per share
     Basic and diluted                    $  0.18      $ (0.42)

(a)  -   The tax benefit associated with the operating loss generated by
         Celera Diagnostics is recorded by the Celera Genomics group since the
         Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2003
(Dollar amounts in millions except per share amounts)

                                                          Applied         Celera
                                                         Biosystems      Genomics      Celera
                                                           Group          Group      Diagnostics       Eliminations   Consolidated
                                                         ---------      ---------    -----------       ------------   ------------

Net revenues                                             $ 1,682.9      $    88.3     $    20.8         $   (14.8)    $ 1,777.2
Cost of sales                                                833.5           14.1          11.3              (9.3)        849.6
                                                         ---------      ---------     ---------         ---------     ---------
Gross margin                                                 849.4           74.2           9.5              (5.5)        927.6
Selling, general and administrative                          393.1           30.2          11.7                           435.0
Research, development and engineering                        238.4          120.9          49.0              (6.7)        401.6
Amortization of intangible assets                                             5.9                                           5.9
Other special charges                                         20.0                                                         20.0
                                                         ---------      ---------     ---------         ---------     ---------
Operating income (loss)                                      197.9          (82.8)        (51.2)              1.2          65.1
Loss on investments, net                                      (2.3)          (0.3)                                         (2.6)
Interest income, net                                          12.7           16.9                                          29.6
Other income (expense), net                                   30.4          (16.9)                                         13.5
Loss from joint venture                                                     (51.2)                           51.2
                                                         ---------      ---------     ---------         ---------     ---------
Income (loss) before income taxes                            238.7         (134.3)        (51.2)             52.4         105.6
Provision (benefit) for income taxes                          39.1          (52.4)              (a)           0.4         (12.9)
                                                         ---------      ---------     ---------         ---------     ---------
Income (loss) from continuing operations                     199.6          (81.9)        (51.2)             52.0         118.5
Loss from discontinued operations,
  net of income taxes                                        (16.4)                                                       (16.4)
                                                         ---------      ---------     ---------         ---------     ---------
Net income (loss)                                        $   183.2      $   (81.9)    $   (51.2)        $    52.0     $   102.1
                                                         =========      =========     =========         =========     =========

Income (loss) from continuing operations per share
     Basic                                               $    0.96      $   (1.15)
     Diluted                                             $    0.95      $   (1.15)
Loss from discontinued operations per share
     Basic and diluted                                   $   (0.08)     $      --
Net income (loss) per share
     Basic                                               $    0.88      $   (1.15)
     Diluted                                             $    0.87      $   (1.15)

(a)  -   The tax benefit associated with the operating loss generated by
         Celera Diagnostics is recorded by the Celera Genomics group since the
         Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Twelve Months Ended June 30, 2002
(Dollar amounts in millions except per share amounts)

                                           Applied        Celera
                                          Biosystems      Genomics       Celera
                                            Group          Group       Diagnostics   Eliminations    Consolidated
                                          ---------      ---------     ----------    ------------    -----------

Net revenues                              $ 1,604.0      $   120.9      $     9.2      $   (32.9)     $ 1,701.2
Cost of sales                                 768.5           51.9            6.2          (27.6)         799.0
                                          ---------      ---------      ---------      ---------      ---------
Gross margin                                  835.5           69.0            3.0           (5.3)         902.2
Selling, general and administrative           379.2           50.4            8.7            0.1          438.4
Research, development and engineering         219.6          132.7           39.0           (9.4)         381.9
Amortization of intangible assets                              7.4                                          7.4
Other special charges                                         25.8                                         25.8
Acquired research and development               2.2           99.0                                        101.2
                                          ---------      ---------      ---------      ---------      ---------
Operating income (loss)                       234.5         (246.3)         (44.7)           4.0          (52.5)
Loss on investments, net                       (8.6)          (6.0)                          0.1          (14.5)
Interest income, net                           12.2           31.3                                         43.5
Other income (expense), net                    (0.6)          (4.6)                          0.1           (5.1)
Loss from joint venture                                      (44.7)                         44.7
                                          ---------      ---------      ---------      ---------      ---------
Income (loss) before income taxes             237.5         (270.3)         (44.7)          48.9          (28.6)
Provision (benefit) for income taxes           69.0          (58.5)               (a)        1.5           12.0
                                          ---------      ---------      ---------      ---------      ---------
Net income (loss)                         $   168.5      $  (211.8)     $   (44.7)     $    47.4      $   (40.6)
                                          =========      =========      =========      =========      =========

Net income (loss) per share
     Basic                                $    0.80      $   (3.21)
     Diluted                              $    0.78      $   (3.21)

(a)  -   The tax benefit associated with the operating loss generated by
         Celera Diagnostics is recorded by the Celera Genomics group since the
         Celera Genomics group has recorded 100% of Celera Diagnostics' losses.